Exhibit 99.2

Event ID:	1146350

Event Name: Q3 2005 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call

Event Date: 2005-11-16T22:00:00 UTC

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Notes:

Converted From Text Transcript

1146350

Q3 2005 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call

November 16, 2005

C: Alan Stillman; Smith & Wollensky; CEO

C: Sam Goldfinger; Smith & Wollensky; CFO

P: Ross Haberman; Haberman Funds; Analyst

P: Eric Miller; Heartland Advisors; Analyst

P: Mike Nichols; Lakeview Investments; Analyst

P: Mark Lunder; Lunder Capital; Analyst

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+++ presentation

Operator: Good afternoon, and thank you for joining us for the Smith and Wollensky Restaurant Group's Third Quarter 2005 Earnings Conference Call. As you know, the company issued its earnings press release earlier this afternoon. If you do not have it, and would like a copy of the release faxed or emailed to you, please contact their office at 212-838-2061, and they will see that you get what you need immediately.

Before we begin I would like to point out that any comments today that are forward-looking are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the company's business and prospects including economic, competitive, governmental, food and labor supply, and other factors discussed in the company's filings with the SEC.

Now, I would like to turn our call over to Alan Stillman, Chairman and CEO of the Smith and Wollensky Restaurant Group.

Alan Stillman: Good afternoon or good evening, and thank you for joining us. As many of you know from the press release issued earlier today, we were able to improve our bottom line results by about 10% or $0.03 a share. This was achieved during one of the most unusual quarters that I have ever had in the restaurant business, and certainly the most unusual quarter weather-wise since we've been a public company.

Not only was, as you know, the quarter marked with several hurricanes which impacted our restaurants in Miami, New Orleans, and Houston, but it also changed the entire monthly and six-week period of time in both Miami Beach and Houston. Although we were only closed for a few days in each location, I guess it's obvious to most people that an awful lot of tourists and people that were normally in both cities, just weren't there and that certainly had some type of an effect that we are unable to judge.

So we are quite happy with our 10% improvement and also quite unhappy with our third quarter loss, which is the most difficult quarter that we have due to the fact that the summer for most of our restaurants is not as good as the first, second, or fourth quarter. As you know, we're still closed in New Orleans. We closed on August 28. And that restaurant will remain closed as we continue to evaluate exactly the extent of the water, wind, and property damage to the building.

We maintain insurance policies that cover certain losses relating to flood and wind damage as well as business interruption, and we have started to receive some of that insurance money. But we have no idea at this point where we will be with New Orleans as to the total amount of what it will cost to fix, the total amount to the insurance, and certainly we have no idea of when or if we will be able to reopen.

These hurricanes, also, as I said, caused closure of our Houston and Miami restaurants each for several days during the third quarter, but we certainly were affected much, much more greatly than that and that remains to be unjudgeable. However, during this third quarter, consolidated sales increased approximately 9.5% to $26.8 million and consolidated restaurant sales for the first nine months are also up 7.8% to a total of almost $92 million. That, as I said, was almost an 8% improvement over 2004 in spite of all this weather. You should also know that the month of October in Boston, Philadelphia, Washington, and New York was the wettest month, so we certainly are still struggling weather-wise.

Comparable consolidated restaurant sales increased by 4.2% for the third quarter and approximately 1.9% for the first nine months of the year. What we have done, and you should be aware, is that our comparable data excludes the result of our Smith and Wollensky Restaurant in New Orleans as well as any new locations not open for at least 15 months.

So we are still not in the black on the bottom line. We lost approximately $0.31, which as noted before is about a $0.03 improvement from the $3.2 million or $0.34 that we lost in the third quarter of 2004. And for the nine months we've improved by $0.09 a share, also over 2004, and we do believe that is good because of the third quarter and the weather-related problems. But we're certainly not happy that we have not yet been able to get the third quarter into the black which we are and will be continuing to work on.

We currently have approximately $7 million in cash and liquid investments on the balance sheet and Sam will explain where they are as a comparison to last year. And you certainly know that in the second quarter our board of directors authorized a stock repurchase program of 1 million shares of stock. And so far, we have been able to purchase a third of the shares we are allowed, and we've acquired them over the period of about four months, so far.

We continue to repurchase the shares whenever possible. We also recently signed a letter of intent for a $5 million credit facility for working capital purposes, which at this point we have no need, obviously to draw down on, but we would like to have it as a safety measure. We're looking for a new executive chef to oversee menu development training and specialty management. This position will report and work closely with our operations team to lead our chefs around the country in providing the consistently great food that we've built our reputation on.

Now I'd like to turn the call over to Sam, Sam Goldfinger is our CFO, as you know, to review the financial highlights in greater detail. After that, we'll be more than happy to answer any questions that we can.

Sam Goldfinger: Thank you, Alan. For the third quarter of 2005 as Alan has already mentioned, we had a net loss of approximately $2.9 million or $0.31 per share, compared to a restated net loss of about $3.2 million or $0.34 per share for the third quarter of last year. We did experience an improvement in consolidated restaurant sales of 9.5% to $26.8 million for the quarter, and our comparable consolidated restaurants revenue grew by 4.2%. As Alan had already mentioned, the calculation for comparable consolidated results excludes our Smith & Wollensky in New Orleans, which was closed on August 28 due to Hurricane Katrina and its aftermath.

Taking a look at some of the more specific line item results for the third quarter, cost of goods sold for our comparable restaurants was about 92 basis points better than the third quarter of 2004. The weighted-average cost of beef was approximately 10% below what we paid during the third quarter of 2004. As you know from our previous call, this 10% improvement was slightly better than our second quarter improvement of 5%. In addition, the trend we note in our last few calls for a larger share of our revenue to come from banquet sales with a favorable cost of goods sold ratio continued.

Finally, our wine cost of goods sold ratio for the third quarter of 2005 showed a solid improvement compared to the third quarter of 2004, and this was primarily relating to the continued success of our own Cabernet, which has a favorable cost ratio compared to other choices, and also to some extent, some price increases that were taken during the first half of 2005 which were not in place last year.

Our payroll and related cost ratio for comparable units was down a modest 19 basis points for the quarter, although we were impacted by an increase in the minimum wage rate in three states where we operate and the District of Columbia, our general managers did a very good job of keeping flat the cost of wages and salaries as a percent of sales as compared to the third quarter of 2004.

For the quarter, our operating expenses were down 75 basis points from the third quarter of 2004 in comparable consolidated restaurants, with the most significant decrease being in professional fees primarily relating to legal expenses incurred during the third quarter of last year. This was partially offset by a 13% increase in utilities.

Occupancy and related expenses were 38 basis points higher for comparable consolidated units for the third quarter, primarily due to the rent incurred at our Las Vegas location, as a direct result of the new lease entered into in May 2005. The increase is also attributable to a higher percentage rent at units where our leases include a percentage rent provision. Marketing and promotion expenses are lower for comparable consolidated restaurants by 14 basis points compared to the third quarter of 2004, principally due to reduced advertising as compared to the third quarter of 2004. This was partially offset by an increase relating to a change in estimate related to the redemption of promotional gift cards.

Depreciation and amortization decreased by approximately $207,000 and this related to the decrease in the lease-hold basis for our Las Vegas property directly related to the sale and lease entered in to back in May of 2005. This was partially offset by the property and equipment additions for the new Smith and Wollensky unit in Boston. All the changes I've discussed resulted in an increase in income from all comparable consolidated restaurants of approximately $660,000.

Management fee income declined $44,000 for the third quarter compared to the third quarter of 2004. All of the decline relates to ONE cps at the Plaza Hotel, which ceased operations at the end of 2004. G&A was approximately $336,000 higher than in the third quarter of 2004, and had an increase of 39 basis points. The increase in G&A was primarily due to an increase in professional fees, some consulting fees, and the separation fee that was paid to James Dunn, our former president and general manager of our location in Boston.

Net interest expense declined by approximately $230,000, primarily due to the reduction of our capital lease obligations relating to the Las Vegas property and to a lesser extent, to pay off approximately $9.2 million of debt. All this resulted in a loss after tax of $2.9 million for the quarter, or $0.31 per share, compared to a restated net loss of $3.2 million or $0.34 per share in the 2004 quarter.

Let's now turn our attention to the results for the nine months ended October 3, 2005 as compared to September 27, 2004. Net loss for the first nine months of 2005 amounted to $2.3 million or $0.25 per share, compared to a restated net loss of $3.4 million or $0.36 per share for the first nine months of 2004. Consolidated restaurant sales improved 7.8% to $91.8 million for the first nine months of 2005, and our comparable consolidated restaurants revenue grew by 1.9%.

I'm going to go through and highlight some of the more significant line items for the nine months results. Food and beverage cost improved by 165 basis points for our comparable units for the first nine months of 2005. This improvement was primarily driven by the significant improvement in the cost of beef during the first quarter of 2005. In addition, the increase in the share of revenue coming from banquet sales with the favorable cost of goods sold ratio, has helped our overall food and beverage costs.

Payroll and related costs were up a modest 21 basis points for our comparable units during the first nine months of 2005 as compared to 2004. The increase was driven by increases in employer taxes, both rates and maximum taxable levels to which the taxes apply, and to the increase in the minimum wage rates discussed earlier. Operating expenses decreased 19 basis points for our comparable units in 2005 as compared to 2004, with the most significant decrease being in professional fees relating to legal expenses incurred during the third quarter of 2004. This is partially offset by an 11% increase in utilities.

All of the above, along with an increase of 39 basis points in occupancy and related expenses, an improvement of 52 basis points in marketing, an improvement of 38 basis points in depreciation, result in us improving our income for all comparable consolidated restaurants by almost $1.8 million. The consolidated results were also impacted by improvements in G&A of 92 basis points, and this was primarily driven by reduced payroll and travel and related expenditures.

Net interest expense decreased by approximately $129,000, primarily due to the reduction of our capital lease obligation relating to the Las Vegas property, and to a lesser extent, the payoff of approximately $9.2 million in debt. Overall the company recorded a net loss of $2.3 million in 2005 as compared to a restated net loss of $3.4 million in 2004. As Alan has already mentioned, we had approximately $7 million in cash and liquid investments available at October 3, 2005, and this is compared to $1.4 million that was available to us a year ago. During 2005 we've used our cash and liquid investments to, among other things, pay down approximately $3.7 million in payables; purchase approximately $1.3 million in capital improvements for the restaurants; paid out approximately $9.6 million in debt; and purchase approximately $1.8 million in stock.

As reflected in our second quarter 10-Q, proceeds from the sale of our Las Vegas property in May 2005 netted us approximately $19.3 million. Our operations were able to generate approximately $1.5 million, in what we like to refer to as simple cash flow during 2005. Simple cash flow is being defined as our net loss of $2.3 million plus total depreciation and amortization of $3.8 million. This $1.5 million simple cash flow is compared to a simple cash flow of approximately $100,000 in 2004, and that consisted of a net loss of $3.4 million, plus depreciation of $3.5 million.

With that, I'll turn it back over to the operator. Alan and I will be happy to answer any questions you may have.

+++ q-and-a

Operator: Thank you.

[Operator Instructions].

The first question is coming from Ross Haberman of Haberman Funds.

Ross Haberman: How are you, gentlemen?

Alan Stillman: Very good.

Ross Haberman: Could you talk about, what were your out-of-pocket costs so far in terms of the Florida, the New Orleans, and any other of the damaged restaurants related to the storms? And what is your expected CapEx for 2006?

Alan Stillman: You're talking about real damage to the restaurants themselves?

Ross Haberman: Yes.

Sam Goldfinger: Ross, I'll answer that question. Just as an FYI, we lost our inventory in New Orleans due to Hurricane Katrina and so we did take a write-off for that inventory damage of $160,000. In terms of the specific restaurant damage itself, the insurance brokers are currently still evaluating the extent of the damage and we are hoping to get some response to that over the next few weeks, but we have not yet received a final estimate on the extent of the damage to the building and the other contents of the building.

Ross Haberman: How about the business interruption insurance? I've got to assume some of that would be covered for hopefully a lot of your loss relating to that.

Sam Goldfinger: We've received $250,000 advance against our business interruption, so for the third quarter what you'll see in the financials in the Q that will be released tomorrow, you'll see the application of approximately $90,000 which pertains to the third quarter and then the remaining is being deferred to future periods and as we are obviously still closing October and November, some of those proceeds will get applied in October, November, and potentially December, depending if there's anything left.

In addition to that, we've received $100,000 advance for our contents. That we have not taken into income or applied against anything yet, and that's mainly due to the fact that we haven't received a final assessment. And the final assessment will dictate in terms of what our deductibility is, and therefore we can’t make a determination as to what extent the expense that we need to record.

Ross Haberman: How about for Florida and or Houston?

Sam Goldfinger: For those two locations, as Alan mentioned, we can't quantify in terms of lost business.

Alan Stillman: No, he said physical damage.

Sam Goldfinger: Physical damage. In Houston there was no physical damage. In Miami from Hurricane --

Alan Stillman: ...Wilma, I think.

Sam Goldfinger: Wilma, that was October. We had some damage from Hurricane Wilma. Hurricane Katrina, I think we were just closed and I don't --

Alan Stillman: ...I don't think there's any physical damage in the third quarter. I believe that the last hurricane caused about $30,000 worth of damage to things like awnings and window panes.

Ross Haberman: Right. And do you have the calendar 2006 CapEx plan yet?

Sam Goldfinger: We probably can estimate, and I say right now, approximately $1.2 to $1.5 million. I think we'll get a final number for that in our next filing in the 10-K.

Ross Haberman: And just one final thing, any specific new restaurants planned for in calendar 2006?

Alan Stillman: No. We have nothing planned for 2006. We have stated that we intend to resume our growth in 2007. We're still on that. If something comes up in specific that is interesting to us we will take advantage of that.

Ross Haberman: Thank you.

Alan Stillman: Thank you.

Operator: Thank you. The next question is coming from Eric Miller of Heartland Advisors.

Eric Miller: Yes, on the --

Alan Stillman: ...Hi Eric.

Eric Miller: Hi, guys. Just on the wording in your release on certain losses. Is there anything unusual about the insurance coverage at this location? I would just assume normal insurance covers your actual property loss damage and business interruption is a pretty straight forward calculation.

Sam Goldfinger: I think the reason why it's still a little vague is whether or not it falls under wind or flood and they're still evaluating that. I'm sure you've read articles about it. It's been in the papers. There are issues in terms of determining how much of your damages were wind and how much was flood. And to be honest with you, depending on how that falls out, will dictate what our deductibility is. We have two separate policies and two different deductibles under each. And that will impact the financials differently. Right now we have no indication as to where those two buckets are going to fall. And obviously as we get privy to that information, we'll be able to make that determination.

Alan Stillman: And business interruption is very straight forward.

Sam Goldfinger: Yes. That is a very straight forward.

Alan Stillman: And we have sent out letters to all of our employees there encouraging them to work for us around the country. We've been successful with, I would guess, eight to 10 people that have come to work for us around the country and we are still paying almost everybody their weekly pay. Am I saying that correctly?

Sam Goldfinger: We have made distributions to staff based on their tenure with us, and will continue to make those distributions.

Eric Miller: Just one other question. I saw when Ruth's Chris reported, they reported about a 10% comp ex for their New Orleans facility on same-store sales. We're lagging here around 4% and I know it's a much smaller base, but is there any particular non-hurricane impacted restaurant that's a bit troublesome right now?

Alan Stillman: I would say the same exact story that we've had in the past. Our two newest restaurants have not come on line yet to the extent that we believe they will. That's Boston and Houston, and we are still struggling in Dallas.

Eric Miller: Okay. What type of plans do you think could be done there to get those things up to their peer group or, at least up to the other Smith & Wollensky restaurants?

Alan Stillman: I think we're sending down a bunch of people on horses with cowboys hats. We're trying a whole bunch of stuff down in Dallas, and I think we're starting to show some improvement in October, and we have done some further advertising specifically in Dallas over the last two and a half months, and we are specifically doing radio advertising down there. We think we may have seen the bottom of where we should be at Dallas at this point.

Eric Miller: Okay. Thanks a lot.

Operator: Thank you.

[Operator Instructions].

The next question is coming from Mike Nichols of Lakeview Investments.

Mike Nichols: Hey guys, this is a kind of a long-winded question, so please bare with me. I know since you guys have been public you have an accumulated deficit of a little over $20 million. You juxtapose that with St. James which as I understand it makes money every year. You look at the relative valuation environment you see a lot of these higher-end publicly traded steakhouses getting premium valuations, growing pretty fast, and spending their shareholder capital pretty prudently.

You look at what you guys have done and you have no new expansion plans. You've basically all but declared your last three build-outs fairly unsuccessful. You've had pretty massive turnover at the executive level. Your G&A as a percentage of sales is the highest in the industry. Mr. Stillman, your compensation is in the top 10% of publicly traded restaurant companies, and despite the fact that you're one of the smallest publicly traded restaurant companies.

The question is this, I know your contract comes up in April. How can the board, in today's environment with Sarbanes-Oxley and all the liabilities that go along with being a public company, possibly even consider extending your contract?

Alan Stillman: I guess that's a question the compensation committee and the board of directors will have to answer.

Mike Nichols: Well how could you possibly defend yourself?

Alan Stillman: I'm not defending myself in any way other than the fact that we're buying our own stock back because we believe that it is an under priced stock.

Operator: Thank you. The next question is coming from Mark Lunder (ph) of Lunder Capital (ph).

Mark Lunder: Hi, I'd like to echo the prior caller's comments, and I did have a couple of other questions. First of all, the executive chef, is that a new position or is that a replacement for someone who has left?

Alan Stillman: No, that's a replacement for someone that has left. We had an executive chef on our payroll for approximately four to five years. He has not been with us for approximately a year and a half.

Mark Lunder: So, that will be additional expense that wasn't in the prior year? Is that correct?

Alan Stillman: That's correct.

Mark Lunder: And the other question I had is, is there any thought to putting on -- when I look at the proxy, I look at the board members, and Alan you're the principal shareholder on the board, if I remember correctly. I was wondering if there's any thought to putting some actual shareholders who have bought stock with cash on the board, to be part of the decision making process?

Alan Stillman: I don't think that we have looked at that one way or another. I think that we have continually looked for the best people that we can find to be on the board, that we believe can help the company on a financial capability, on a real estate capability, and on a legal capability.

And I think that we have succeeded extremely well, where we've had people like Richard Lefrak, Tom Lee; we have our own Gene Zuriff on the board, and we have several people that are equipped on bases that we believe over the long term will help the company. If they happen to be shareholders that would be fine, if they're not, that's also fine. We have not, as a board, looked at it one way or another.

Mark Lunder: But wouldn't you agree that it would make sense that having shareholders who have bought stock makes a lot of sense to have on the board? Because I've got to believe there's a combination of someone who actually owns some stock and has some business expertise, the gentlemen that you mentioned, are exceptionally successful people. And I was just wondering, wouldn't it make sense to also have some input from people who are actual shareholders?

Alan Stillman: I wouldn't have the slightest idea unless they're shareholders who understand the restaurant business, the real estate business, the financial business, and the retail business. Other than that I wouldn't think that they might necessarily be helpful. They may think that we have a very good stock, and they may think that we have a cheap stock, but that would not necessarily mean that they would make good board members. It wouldn't mean that they wouldn't. And I'm sure that we would look over anybody that we think is someone that would help the company.

Operator: [Operator Instructions].

Thank you. At this time, gentlemen, there appears to be no further questions.

Alan Stillman: Thank you very much. We appreciate your attendance and we hope that we're going to have one hell of a fourth quarter, and hope you'll be back listening to us to see how well we have done in the fourth quarter. Thank you very much.